Exhibit 5.1

December 9, 2025

Solidion Technology, Inc.
13355 Noel Rd., Suite 1100

Dallas, TX 75240

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Solidion Technology, Inc., a Delaware corporation (the “Company”), in connection with Amendment No. 7 to Registration Statement on Form S-1 (File No.: 333-282470) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”) of up to 7,076,660 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which consist of:

(i) 484,789 shares of Common Stock issued pursuant to that certain Securities Purchase Agreement, dated August 30, 2024, by and between us and the selling securityholders (the “Purchase Agreement” and such shares, the “Purchase Agreement Shares”);

(ii) 3,447,957 shares of Common Stock issued pursuant to that certain Amendment to the Securities Purchase Agreement, dated as of October 21, 2025, by and between us, Bayside Project LLC and Madison Bond LLC (the “Purchase Agreement Amendment” and such shares, the “Bayside and Madison Shares”);

(iii) 119,234 shares of Common Stock issuable upon the conversion of certain promissory notes issued by us on September 29, 2023, October 12, 2023, November 16, 2023, January 30, 2024, January 31, 2024, February 1, 2024 and February 2, 2024 (the “Convertible Notes,” and such shares, the “Convertible Note Shares”);

(iv) 1,361,000 shares of Common Stock issued to Global Graphene Group, Inc. pursuant to the Merger Agreement, dated February 2, 2024 (the “Merger Agreement” and such shares, the “G3 Merger Shares”), by and among Nubia Brand International Corp. (“Nubia”), Honeycomb Battery Company, Nubia Merger Sub, Inc.;

(v) 75,000 shares of Common Stock issuable to Arbor Lake Capital, Inc. (the “ALCI Shares”) with 35,000 shares issued pursuant to the Merger Agreement and 40,000 issued pursuant to the amended Strategic Cooperation Consulting Agreement, dated September 11, 2024 (the “Strategic Agreement”), by and between the Company and Arbor Lake Capital, Inc.;

(vi) 10,000 shares of Common Stock issuable to Arbor Lake Capital LLC pursuant to the Consulting Agreement, dated January 31, 2024 (the “Consulting Agreement” and such shares, the “ALCL Shares”), by and between the Company and Arbor Lake Capital LLC;

(vii) 61,750 shares of Common Stock originally issued to Mach FM Acquisitions LLC (the “Sponsor” and such shares, the “Sponsor Shares”) and its affiliates in connection with the initial public offering of Nubia;

(viii) 247,860 shares of Common Stock issued to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC pursuant to that certain forward purchase agreement, dated December 13, 2023, as amended on August 29, 2024 (together, the “Forward Purchase Agreement” and such shares, the “FPA Shares”);

(ix) 2,470 shares of Common Stock issued to affiliates of EF Hutton LLC in connection with the initial public offering of Nubia (the “EFH Shares”);

(x) 120,000 shares of Common Stock issued in consideration of prior board service from the closing of the Company’s business combination on February 2, 2024 until one year thereafter, consisting of 40,000 shares issued to certain of the Company’s non-executive directors (the “Director Shares”);

(xi) 120,000 shares of Common Stock issued in consideration of prior service to the Company from the closing of the Company’s business combination on February 2, 2024 until one year thereafter, consisting of shares issued to certain of the Company’s non-executive employees (the “Employee Shares”);

(xii) 450,000 shares of Common Stock issued to G3 pursuant to an “earn-out” provision in the Merger Agreement following the approval by the board of directors of the Company to deem the earn-out conditions satisfied (the “G3 Earn-out Shares”);

(xiii) 345,000 shares of Common Stock issued pursuant to the Lead Investor Agreement, dated as of October 22, 2025 (the “Investor Agreement” and such shares, the “Investor Agreement Shares”), between the Company and Great Point Capital, LLC;

(xiv) up to an aggregate of 108,100 shares of Common Stock issuable upon the exercise of 108,100 private warrants (the “Private Warrants,” and such shares, the “Private Warrant Shares”) originally issued in a private placement in connection with Nubia’s initial public offering; and

(xv) up to 123,500 shares of Common Stock issuable upon the exercise of 123,500 warrants (the “Public Warrants,” and such shares, the “Public Warrant Shares”) originally issued in the initial public offering of Nubia.

The Private Warrants and the Public Warrants were issued pursuant to a Warrant Agreement, dated March 10, 2022, between the Company and Continental Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agreement”). The Private Warrant Shares and the Public Warrant Shares are hereinafter referred to as the “Warrant Shares.” The Purchase Agreement Shares, the Bayside and Madison Shares, the G3 Merger Shares, the ALCI Shares, the ALCL Shares, the Sponsor Shares, the FPA Shares, the EFH Shares, the Director Shares, the Employee Shares, the G3 Earn-out Shares and the Investor Agreement Shares are hereinafter referred to as the “Selling Stockholder Shares.”

In connection with our acting as hereinabove described, we have examined and relied solely on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter, including, without limitation, the following:

(i) the Certificate of Incorporation of the Company, as in effect on the date hereof (the “Company Charter”);

(ii) the Bylaws of the Company, as in effect on the date hereof (the “Company Bylaws”);

(iii) the Purchase Agreement, the Purchase Agreement Amendment, the Convertible Notes, the Merger Agreement, the Strategic Agreement, the Consulting Agreement, the Forward Purchase Agreement, the Investor Agreement and the Warrant Agreement(collectively, the “Transaction Documents”);

(iv) the Registration Statement and all exhibits thereto; and

(v) resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the Convertible Note Shares, the Private Warrant Shares and the Public Warrant Shares and the filing of the Registration Statement.

As to facts material to the opinions expressed in this letter, we have relied on statements and certificates of officers of the Company and of state authorities and on the representations, warranties and statements contained in the Transaction Documents.

In rendering the opinions expressed in this letter, we have assumed, with your permission and without any investigation on our part, that:

(a)	all signatures are genuine;

(b)	all natural persons have legal capacity;

(c)	all writings and other records submitted to us as originals are authentic, and that all writings and other records submitted to us as certified, electronic, photostatic, or other copies, facsimiles or images conform to authentic originals;

(d)	each entity that is a party to the Transaction Documents (other than the Company, as to which we make no assumption) is validly existing and in good standing as a corporate or similar organization under the laws of its jurisdiction of organization;

(e)	the Transaction Documents have been duly executed and delivered by each party thereto;

(f)	each of the Transaction Documents will constitute the valid and binding obligation of each entity that is a party thereto, enforceable against each such entity in accordance with its terms;

(g)	the execution and delivery of, and the performance of its obligations under, the Transaction Documents by each person that is a party thereto have been duly authorized by all requisite organizational action on the part of such person (except we do not make this assumption with respect to the Company);

(h)	each party has the requisite corporate or other organizational power and authority to execute, deliver, and perform such party’s obligations under the Transaction Documents to which such person is to be a party (except we do not make this assumption with respect to Company); and

(i)	each party to the Transaction Documents has performed and will perform such party’s obligations under the Transaction Document;

(j)	each of the Transaction Documents, together with the other contracts referred to in each of the Transaction Documents, reflects the complete understanding of the parties thereto;

(k)	that all rights and remedies will be exercised in a commercially reasonable manner and without breach of the peace;

(l)	no approval, authorization, or consent of, or any filing with, any person, including, without limitation, any governmental authority, is required in connection with the execution, delivery, or performance and observance of, or the consummation of the transactions contemplated by, the Transaction Document by any person;

(m)	the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents by each person that is or is to be a party thereto (i) do not violate any order binding on, or judgment against, such person, and (ii) do not constitute a default under, and are not in conflict with, any indenture or other agreement to which such person is a party or by which its properties may be bound; and

(n)	there is no litigation against or affecting any person purportedly bound by or executing the Transaction Documents which challenges the validity or enforceability of any of the Transaction Documents or seeks to enjoin the execution, delivery, performance of, or consummation of the transactions contemplated by, any of the Transaction Documents.

We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the Delaware General Corporation Law (“DGCL”), which we assume to be the only applicable laws with respect to such opinion.

On the basis of and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1.	The Warrant Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of the Warrant Agreement, such Warrant Shares will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

3.	The Convertible Note Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of the Convertible Notes, such Convertible Note Shares will be validly issued, fully paid and nonassessable.

The above opinions are subject to the following additional limitations, qualifications and exceptions:

A.	The effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect which relate to or limit creditors’ rights and remedies generally;

B.	The effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

C.	Limitations imposed by or resulting from the exercise by any court of its discretion; and

D.	Limitations imposed by reason of generally applicable public policy principles or considerations.

We do not assume any responsibility for the accuracy, completeness or fairness of any information concerning the business or affairs of the Company or any other information furnished to you of a factual nature.

We express no opinions:

I. as to whether (a) the issuance of the Warrant Shares, Selling Stockholder Shares or Convertible Note Shares violates any provision of any federal or state laws, rules, regulations, or orders relating to terrorism or money laundering, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, the laws comprising or implementing the Bank Secrecy Act, the laws administered by Office of Foreign Asset Control of the Department of the Treasury of the United States of America (“OFAC”) or any successor thereto, and Executive Order No. 13224 on Terrorist Financing (“Executive Order No. 13224”), or any related enabling legislation or similar executive orders, any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, and The Countering America’s Adversaries Through Sanctions Act, Publ. L. No. 115-44 - H.R. 3364 (all as amended from time to time), or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing, or (b) whether any person that is or is to be a party to any of the Transaction Documents is (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a person that is owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a person with which any other person is prohibited from dealing or otherwise engaging in any transaction, (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224, (v) a person that is named as a “specially designated national” on the most current list published by OFAC, or (vi) a person who is affiliated or associated with any person described in the foregoing clauses (i) through (v), inclusive; or

II. as to whether the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Documents or any thereof constitutes a “covered transaction” subject to the jurisdiction of and review by The Committee on Foreign Investment in the United States pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security of 2007, as amended by The Foreign Investment Risk Review Modernization Act of 2018, as any of the foregoing may be amended from time to time, or any related enabling legislation, or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. The opinions so rendered may not be relied upon for any other purpose, or relied upon by any other person, firm, or entity for any purpose. This letter may not be paraphrased or summarized, nor may it be duplicated, quoted or reproduced in part.

Very truly yours,

/s/ Benesch Friedlander Coplan & Aronoff LLP
BENESCH, FRIEDLANDER,
COPLAN & ARONOFF LLP

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